Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 15th day of June, 2020 (the “Effective Date”) by and between Notable Labs, Inc., a Delaware corporation (“Company”), and Joseph Wagner (“Executive”).

1. Roles and Duties. Chief Scientific Officer Role. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Scientific Officer (“CSO”) reporting to the Company’s Chief Executive Officer (“CEO”). The Executive shall have such duties and responsibilities as are reasonably determined by the CEO and are consistent with the duties customarily performed by a CSO of a similarly situated company. Executive accepts such employment upon the terms and conditions set forth, and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of the Company. Nothing in this Agreement shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit; (ii) serving, with the prior written consent of the CEO, which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities to the Company.

2. Term of Employment.

(a) Term. Subject to the terms in this Agreement, Executive’s employment shall continue until terminated by either party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death;

(ii) Termination by the Company.

(A) If because of Executive’s Disability (as defined below in Section 2(c)), written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B) If for Cause (as defined below in Section 2(d)), written notice by the Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company, provided that if prior to the effective date of such termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or

(C) If by the Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.

(iii) Termination by Executive.

(A) If for Good Reason (as defined below in Section 2(e)), written notice by Executive to the Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if before the effective date of such termination the Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or

(B) If without Good Reason, written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective no fewer than thirty (30) days after the date of such notice unless waived, in whole or in part, by the Company.

Notwithstanding anything in this Section 2(b), the Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Executive’s employment for Cause before the effective date of any other termination as provided in this Section 2; provided that before the effective date of such for-Cause termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

(c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities by reason of a medically determinable mental or physical impairment for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Executive is disabled as provided by this Agreement, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Executive and the Company, at the Company’s expense, and the determination of such physician shall be final and binding upon both Executive and the Company. Executive consents to such examination and consultation by a physician. The Company will keep all information it receives as a result of such inquiry and determination confidential and will not use it for any purpose other than in connection with exercising its rights under this Agreement.

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(d) Definition of “Cause”. As used herein, “Cause” shall mean: (i) Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Executive’s willful failure or refusal to comply with lawful directions of Executive’s supervisor, which failure or refusal continues for more than fourteen (14) business days after written notice is given to Executive, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful breach by Executive of a material Company policy or provision under this Agreement, provided Executive does not cure such breach within seven (7) business days after receiving written notice of the alleged breach if such breach is curable; or (iv) misconduct by Executive that materially damages the Company or any of its affiliates. Except in the case of (ii) above, it is not necessary that the Company’s finding of Cause occur before Executive’s termination of service. If the Company determines, after Executive’s termination of service, that before Executive’s termination, Executive engaged in conduct which would constitute “Cause” (other than pursuant to (ii) above), then Executive shall have no right to any benefit or compensation under this Agreement, except as required by law.

(e) Definition of “Good Reason”. As used herein, “Good Reason” shall mean:(i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; (iii) a material reduction in Executive’s Base Salary; or (iv) willful and material breach by the Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within sixty (60) days of such ground occurring, (B) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates by written notice Executive’s employment within sixty-five (65) days from the date that Executive provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above- listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any other or later occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3. Compensation.

(a) Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of three hundred thousand dollars ($300,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b) Bonus. Executive shall be entitled to receive a target bonus equivalent to twenty five percent (25%) of Executive’s Base Salary (the “Bonus), prorated based on start date. Bonus shall be awarded, if at all, at the discretion of the Board based upon metrics to be mutually agreed upon by Executive and the Chief Executive Officer. The Bonus shall be determined at the conclusion of the calendar year and shall be paid, if at all, no later than March 31 of the year following the year to which the Bonus relates.

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(c) Equity Compensation. In addition, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that Notable Labs grant you an option to purchase 320,727 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by Notable Labs’ Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with Notable Labs. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

(d) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) The Executive shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

4. Payments Upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued before any termination of Executive’s employment with Company and has not yet been paid; (ii) any accrued but unused PTO pursuant to the Company’s standard policy and practices; and (iii) the amount of any expenses properly incurred by Executive on behalf of the Company before any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans (if any), except as otherwise specified in this Agreement.

(b) Termination for Cause, Without Good Reason by Executive, or for Disability or Death. If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or for disability or death, then the Company shall pay the Accrued Obligations to Executive within the time provided by law for terminated employees and the Company shall have no further obligations to Executive under this Agreement.

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(c) Termination by the Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of the Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, and the Retention Bonus, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of the Release (as defined herein)):

(i) Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a three (3) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the Release required by Section 4(e) becomes effective and non-revocable, but not more than seventy (70) days after the effective date of termination from employment; provided, that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(ii) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to Executive at the time of Executive’s termination with the premium for such benefits paid by the Company (the “COBRA Payment”), until the earlier to occur of: (i) three (3) months following Executive’s termination date, or (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, the Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

(iii) Acceleration of Equity. In addition to the foregoing, Executive’s equity interests (if any) shall accelerate in an amount equal to the amount that would have vested for a period of twelve (12) months following the Termination Date and such amounts shall be deemed fully vested as of the Termination Date. In addition, Executive’s time to exercise any equity interests shall be extended for a total of twelve (12) months following the Termination Date.

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Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 6.

(d) Termination by the Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control of the Company (as defined below) occurs and within a period of one (1) year following the Change of Control, or ninety (90) days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations and any Retention Bonus, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of the Release):

(i) Lump Sum Severance Payment. Payment of a lump sum amount equal to three (3) months of Executive’s then-current Base Salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the Release required by Paragraph 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(ii) Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards outstanding as of the date of Executive’s termination and this provision shall supersede any option acceleration provision contained in any option agreement outstanding on the Effective Date. In addition, Executive’s time to exercise any equity interests shall be extended for twelve (12) months following the Termination Date.

(iii) Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, the Company shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to Executive at the time of Executive’s termination with the cost of the premium for such benefits paid by the Company , until the earlier to occur of: (i) three (3) months following Executive’s termination date, or (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, the Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

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Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 4(e). In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for any of the severance payments and benefits as provided in Section 4(c).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or the Company’s stockholders approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) IPO. The registration of shares of the Company’s capital stock with the Securities and Exchange Commission or comparable foreign regulatory authority.

(e) Execution of Release of Claims. The Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a release of claims as described below (the “Release”). The Release shall contain reasonable and customary provisions including a general release of claims against the Company and its affiliated entities and each of their officers, directors and employees as well as provisions concerning non-disparagement, confidentiality, cooperation and the like. The Release must be provided to Executive not later than fifteen (15) days following the effective date of termination of Executive’s employment by the Company and executed by Executive and returned to the Company within sixty (60) days after such effective date. If Executive fails or refuses to return the Release within such 60-day period, Executive’s severance payments and benefits to be paid hereunder shall be forfeited. If the Company does not provide Executive with such a release within thirty (30) days of termination, payments under this Section 4 shall be due and payable without the need for execution of such a release.

(f) No Other Payments or Benefits Owing. Except as expressly set forth, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified with respect medical benefits provided by another employer.

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5. Proprietary Information. Executive has executed simultaneously herewith a Proprietary Inventions and Assignment Agreement, which is a condition of Executive’s employment or continued employment with the Company.

6. Property and Records. Upon the termination of Executive’s employment for any reason or for no reason, or if the Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Executive may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. Executive understands and agrees that Company property belongs exclusively to the Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

7. Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this section.

8. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

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(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either:(A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Notwithstanding the foregoing, if, prior to the closing of an initial public offering, any Payment can be exempt from the definition of “parachute payment” and the Excise Tax pursuant to the shareholder approval requirements described in Treas. Regs. § 1.280G-1, Q&A 6, the Company will, at the Executive’s election (and subject to the Executive signing an appropriate waiver) seek shareholder approval to exempt such Payment from the definition of “parachute payment” and the Excise Tax.

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9. General.

(a) Notices. Except as otherwise specifically provided, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier with tracking upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.

Notices to the Company shall be sent to:

Notable Labs, Inc.

Attn: CEO

320 Hatch Drive Foster City, CA 94404

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought pursuant to the separate Arbitration Agreement executed by and between Executive and the Company simultaneously herewith.

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(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of it’s terms or provisions.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced, embodies the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes all previous oral or written agreements and understandings relating to the subject matter. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

NOTABLE LABS, INC.

By:	/s/ Laurie Heilmann
Laurie Heilmann
Chief Executive Officer
Date:	06/04/2020

By:	/s/ Joseph Wagner
Joseph Wagner

Date:	06/04/2020

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